Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Synalloy Corporation

We consent to the incorporation by reference in Amendment No. 2 to the registration statement on Form S-3 of our report dated February 2, 2015, with respect to the balance sheets of Specialty Pipe and Tube, Inc. as of July 31, 2014 and 2013, and the related statements of operations, changes in invested equity and cash flows for the years then ended, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

January 15, 2016